Exhibit 107.1
Calculation of Filing Fee Tables
Form
S-8
(Form Type)
Cisco Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)

Equity	In respect of substituted restricted stock units: Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	173,267 (4)	$52.17	$9,039,340	$0.00014760	$1,335

Total Offering Amounts					$9,039,340		$1,335

Total Fee Offsets (5)							—

Net Fee Due							$1,335

(1)
This Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the table by reason of any stock dividend, stock split, recapitalization or other similar transaction e ffect
ed without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)
Calculated solely for the purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on September
2
3, 2024.

(3)	Rounded up to the nearest cent.
(4)
Represents shares subject to issuance in connection with restricted stock units outstanding under the DeepFactor, Inc. 2024 Equity Incentive Plan, and assumed by the Registrant on September 19, 2024 pursuant to a Merger Agreement by and among the Registrant, Dolphin Acquisition Corp., DeepFactor, Inc., and the Holders’ Agent (as that term is defined therein), dated as of August 7, 2024.

(5)	The Registrant does not have any fee offsets.